Exhibit (a)(2)(vii)

These materials are important and require your immediate attention. If you are a shareholder of Liminal BioSciences Inc. (“Liminal BioSciences” or the “Company”) and have any questions regarding the information contained in this Supplement to the Management Information Circular dated August 16, 2023, please contact Carson Proxy Advisors, the Company’s proxy solicitor, at North American toll free phone at 1-800-530-5189, local (collect outside North America): 416-751-2066 or by email at info@carsonproxy.com.

Shareholders in the United States should read the section “Notice to Shareholders in the United States” on page 3 of the management information circular dated August 16, 2023, which is available on the Company’s corporate website at www.liminalbiosciences.com and under Liminal BioSciences’ profiles on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov.

Supplement to the

Management Information Circular dated August 16, 2023

In Respect of an

Arrangement

Involving

Liminal BioSciences Inc.

and

Structured Alpha LP

Dated September 12, 2023

IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY IN CONNECTION WITH THE ARRANGEMENT, SUCH PROXY WILL, UNLESS REVOKED, CONTINUE TO BE VALID AT THE MEETING.

NO SECURITIES REGULATORY AUTHORITY IN ANY PROVINCE OF TERRITORY OF CANADA, AND NEITHER OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, THE NASDAQ CAPITAL MARKET, NOR ANY SECURITIES REGULATORY AUTHORITY IN ANY STATE IN THE UNITED STATES, HAS APPROVED OR DISAPPROVED OF THE TRANSACTION DESCRIBED HEREIN OR PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION, NOR HAS ANY SECURITIES REGULATORY AUTHORITY IN ANY PROVINCE OF TERRITORY OF CANADA, THE U.S. SECURITIES AND EXCHANGE COMMISSION, THE NASDAQ CAPITAL MARKET OR ANY SECURITIES REGULATORY AUTHORITIES OF ANY STATE IN THE UNITED STATES PASSED ON THE ADEQUACY OR ACCURACY OF THIS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

SUPPLEMENT DATED SEPTEMBER 12, 2023 TO THE MANAGEMENT INFORMATION CIRCULAR DATED AUGUST 16, 2023

This supplement (the “Supplement”) modifies and supplements the Management Information Circular (the “Circular”) of Liminal BioSciences Inc. (“Liminal BioSciences” or the “Company”) dated August 16, 2023 prepared in connection with the special meeting of shareholders of the Company (the ”Meeting”). The Circular is available on the Company’s corporate website at https://investors.liminalbiosciences.com/shareholder-information and under Liminal BioSciences’ profiles on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov. Terms with initial capital letters not otherwise defined in this Supplement have the meanings ascribed thereto in the Circular. This Supplement shall form part of and be deemed to be included in the Circular. To the extent that any statement contained in this Supplement modifies, supplements or amends any statement contained in the Circular, such statement in the Circular shall be deemed to be so modified, supplemented or amended.

General Comments About the Information Contained in This Supplement

No person has been authorized to give any information or to make any representation in connection with the Arrangement and other matters described herein other than those contained in the Circular and this Supplement, and, if given or made, any such information or representation should be considered not to have been authorized by the Company. Information contained in the Circular and this Supplement should not be construed as legal, tax or financial advice and Shareholders are urged to consult their own professional advisors in connection therewith. Except as expressly amended or supplemented by this Supplement, all financial and non-financial information in the Circular remains unchanged. Readers are cautioned to review Liminal BioSciences’ public filings subsequent to the date of the Circular, available at www.sedarplus.ca, and its filings under the Securities Exchange Act of 1934, as amended, available at www.sec.gov, including, without limitation, materials furnished to the U.S. Securities and Exchange Commission on Form 6-K. Unless otherwise indicated, references to “$” or “C$” refer to the lawful currency of Canada and references to “US$” refer to the lawful currency of the United States of America.

Attending and Participating at the Meeting

Registered Shareholders and duly appointed proxyholders (including non-registered Shareholders who duly appointed themselves as proxyholders) will be able to attend, participate and vote at the Meeting online at https://web.lumiagm.com/465634100 (meeting ID: 465-634-100). Recommended internet browsers are Google Chrome, Firefox, Internet Explorer 11, Microsoft Edge and Safari. Such persons may then join the Meeting by entering a Username and Password before the start of the Meeting:

•	Registered shareholders: The control number located on the form of proxy or in the email notification you received is the Username. The Password to the Meeting is “liminal2023” (case sensitive).

If, as a registered shareholder, you are using your control number to login to the Meeting and you accept the terms and conditions, you will be revoking any and all previously submitted proxies for the Meeting and will be provided the opportunity to vote by online ballot on the matters put forth at the Meeting. If you do not wish to revoke a previously submitted proxy, as the case may be, you will not be able to participate at the Meeting online.

•	Duly appointed proxyholders: Computershare will provide the proxyholder with a Username by e-mail after the voting deadline has passed. The Password to the Meeting is “liminal2023” (case sensitive).

Only registered Shareholders and duly appointed proxyholders will be entitled to attend, participate and vote at the Meeting. Non-registered Shareholders who have not duly appointed themselves as proxyholder will not be able to attend, participate, vote or ask questions at the Meeting.

Shareholders who wish to appoint a third-party proxyholder to represent them at the Meeting (including non-registered Shareholders who wish to appoint themselves as proxyholder to attend, participate, vote or ask questions at the Meeting) MUST submit their duly completed proxy or voting instruction form AND register the proxyholder. See “Appointment of a Third Party as Proxy” in the Circular.

If you are a non-Registered Shareholder located in the United States and wish to attend, participate, vote or ask questions at the Meeting or, if permitted, appoint a third party as your proxyholder, you MUST also submit your legal proxy to Computershare. See “Appointment of a Third Party as Proxy” in the Circular.

If you attend the Meeting online, it is important that you are connected to the internet at all times during the Meeting in order to vote when balloting commences. It is your responsibility to ensure connectivity for the duration of the Meeting. You should allow ample time to check into the Meeting online and complete the related procedure.

Depositing Proxies

Your proxy can be submitted to Computershare either in person, or by mail or courier, to 1500 Robert-Bourassa Boulevard, Montreal QC H3A 3S8, Attention: Proxy Department or 100 University Avenue, Toronto ON M5J 2Y1 Attention: Proxy Department or via the internet at www.investorvote.com. The proxy must be deposited with Computershare by no later than 5:00 p.m. (Eastern time) on September 13, 2023, or if the Meeting is adjourned or postponed, not less than 48 hours, excluding Saturdays, Sundays and statutory holidays, before the commencement of such adjourned or postponed Meeting.

If you have received a voting instruction form, you should carefully follow the instructions set out therein to ensure that your Shares are voted at the Meeting in accordance with your instructions. If you are a non-registered Shareholder, you should also carefully follow the instructions provided by your Intermediary to ensure that your Shares are voted at the Meeting in accordance with your instructions.

Revocation of Proxies

If you are a registered shareholder, you may revoke your proxy at any time before it is acted upon in any manner permitted by law, including by stating clearly, in writing, that you wish to revoke your proxy and by delivering this written statement to Computershare, no later than the last Business Day before the day of the Meeting. If as a registered shareholder you are using your control number to login to the Meeting and you accept the terms and conditions, you will be revoking any and all previously submitted proxies and will be provided the opportunity to vote by online ballot on the matters put forth at the Meeting. If you do not wish to revoke a previously submitted proxy, as the case may be, you will not be able to participate at the Meeting online.

If you are a non-registered Shareholder and wish to revoke previously provided voting instructions, you should follow carefully the instructions provided by your Intermediary.

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Letter to Shareholders

The fourth, fifth and sixth paragraphs under the heading “Letter to Shareholders” on page i of the Circular are hereby deleted in their entirety and replaced with the following:

“A special committee of the Board consisting entirely of disinterested directors (the “Special Committee”) conducted, with the assistance of its legal and financial advisors, a review of the Company’s alternatives available to the Company and obtained an independent valuation of the Shares. Following this process, and after, among other things, receiving outside legal and financial advice in evaluating the Arrangement and careful consideration of various matters, the Special Committee unanimously determined (i) that the Arrangement is fair to the Unaffiliated Securityholders and (ii) that the Arrangement and the entering into of the Arrangement Agreement (as defined below) is in the best interests of the Company, and unanimously recommended that the Board approve the Arrangement and recommends that the Minority Shareholders vote IN FAVOUR of the Arrangement Resolution.”

On the unanimous recommendation of the Special Committee, and after, among other things, receiving outside legal and financial advice in evaluating the Arrangement and careful consideration of various matters, the Board, with Messrs. Eugene Siklos and Alek Krstajic (being the two directors on the Board affiliated with SALP) having recused themselves, unanimously determined (i) that the Arrangement is fair to the Unaffiliated Securityholders and (ii) that the Arrangement and the entering into of the Arrangement Agreement is in the best interests of the Company, and recommends that the Minority Shareholders vote IN FAVOUR of the Arrangement Resolution.

In evaluating the Arrangement, the Special Committee consulted with the Company’s management and the Special Committee’s legal and financial advisors and carefully reviewed the proposed Arrangement and the terms and conditions of the Arrangement Agreement and related agreements and documents and, in determining that the Arrangement is in the best interests of the Company and fair to the Unaffiliated Securityholders, the Special Committee considered and relied upon a number of substantive factors as more fully described in the accompanying management information circular (the “Circular”).

Table of Contents

The Circular is hereby amended by adding a subheading entitled “Certain Prospective Financial Information” beneath “Interests of Certain Persons in the Arrangement” on page 5 of the Circular and “Appendix G Directors and Officers of the Purchaser Filing Parties” beneath “Appendix F Section 190 of the Canada Business Corporations Act” on page 7 of the Circular.

The Circular is further amended by replacing the heading “Benefit of the Arrangement for the Company’s Minority Shareholders” beneath “The Arrangement” with “Benefit of the Arrangement for the Company’s Minority Shareholders (including Unaffiliated Securityholders)” and by replacing the heading “Detriments of the Arrangement for the Company’s Minority Shareholders” beneath “The Arrangement” with “Detriments of the Arrangement for the Company’s Minority Shareholders (including Unaffiliated Securityholders)”.

Directors and Officers of the Purchaser Filing Parties

The Circular is hereby amended by adding “Appendix G Directors and Officers of the Purchaser Filing Parties”, attached as Schedule A to this Supplement, after “Appendix F Section 190 of the Canada Business Corporations Act” on page 140 of the Circular.

Information Concerning the Purchaser Filing Parties

The first and second paragraphs under the subheading “Purchaser and Thomvest” on page 17 of the Circular are hereby deleted in their entirety and replaced with the following:

“Structured Alpha LP, the Purchaser, is a limited partnership existing under the laws of the Cayman Islands, managed by its general partner, Thomvest Asset Management Ltd., a corporation existing under the laws of the Province of Ontario, with a registered head office located at 65 Queen Street West, Suite 2400 Toronto, Ontario M5H 2M8. The telephone number of the Purchaser’s principal executive office is 1-416-364-8700.

Thomvest and its affiliates are a group of investment companies which make investments on behalf of Peter J. Thomson and his family, and the Purchaser is a holding company controlled by Thomvest through which Peter J. Thomson and his family make such investments. Mr. Thomson is the founder, chief executive officer and a director of Thomvest. Mr. Siklos is a director and president of Thomvest and also a director of the Company.”

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The first and second paragraphs under the heading “Information Concerning the Purchaser Filing Parties” on page 87 of the Circular are hereby deleted in their entirety and replaced with the following:

“The Purchaser is a limited partnership existing under the laws of the Cayman Islands, managed by its general partner, Thomvest Asset Management Ltd., a corporation existing under the laws of the Province of Ontario, with a registered head office located at 65 Queen Street West, Suite 2400 Toronto, Ontario M5H 2M8. The telephone number of the Purchaser’s principal executive office is 1-416-364-8700.

Thomvest and its affiliates are a group of investment companies which make investments on behalf of Peter J. Thomson and his family, and the Purchaser is a holding company controlled by Thomvest through which Peter J. Thomson and his family make such investments. Mr. Thomson is the founder, chief executive officer and a director of Thomvest. Mr. Siklos is a director and president of Thomvest and also a director of the Company.”

Directors and Executive Officers

The Circular is hereby amended by adding “Appendix H Directors and Officers of the Company”, attached as Schedule B to this Supplement, beneath “Appendix G Directors and Officers of the Purchase Filing Parties”.

The last paragraph under the heading “Directors and Executive Officers” on page 91 of the Circular is amended and supplemented by adding the following after the last sentence:

“The name, business address, present principal occupation or employment, material occupations or employment in the past five years, and citizenship of each director and executive officer of Liminal BioSciences Inc. are set forth in Appendix H to this Circular and is incorporated by reference herein.”

Forward-Looking Information

The first sentence of the first paragraph under the heading “Forward-Looking Information” on page 2 of the Circular is hereby deleted in its entirety and replaced with the following:

“This Circular contains “forward-looking information” within the meaning of applicable Canadian Securities Laws and U.S. Securities Laws, excluding, for the avoidance of doubt, any reference to the Private Securities Litigation Reform Act of 1995, and Liminal BioSciences intends that such forward-looking statements be subject to the safe harbours created thereby.”

Summary of the Arrangement Agreement

The second paragraph under the heading “Questions Relating to the Arrangement” on page 8 of the Circular is hereby deleted in its entirety and replaced with the following:

“Q. What is the background and reasons for the proposed Arrangement?

A. The Arrangement Agreement is the result of thorough negotiations between the Special Committee, the Purchaser and their respective advisors.”

See “Special Factors—Background to the Arrangement” for a summary of certain relevant background information that informed the Special Committee’s deliberations as well as the principal events leading to the execution of the Arrangement Agreement and the public announcement of the Arrangement.

In determining that the Arrangement is in the best interests of the Company and fair to the Unaffiliated Securityholders, the Special Committee, with the assistance the Company’s management and the Special Committee’s legal and financial advisors, carefully reviewed the Arrangement and the terms and conditions of the Arrangement Agreement and related agreements and documents and considered and relied upon a number of substantive factors, including those set out under “Special Factors—Reasons for the Recommendation of the Special Committee and the Board”.

The reason (vii) of the third paragraph under the heading “Reasons for the Recommendations” on page 18 of the Circular is hereby deleted in its entirety and replaced with the following:

(vii) the Arrangement Agreement was the result of a thorough negotiation process;

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Background to the Arrangement

The first sentence of the first paragraph under the heading “Background to the Arrangement” on page 24 of the Circular is hereby deleted in its entirety and replaced with the following:

“The Arrangement Agreement is the result of thorough negotiations between the Special Committee and the Purchaser, together with the assistance of their respective legal and financial advisors.”

Reasons for the Recommendation of the Special Committee and the Board

The first paragraph under the subheading “Procedural Safeguards and Fairness” on page 30 of the Circular is hereby deleted in its entirety and replaced with the following:

“The Arrangement Agreement is the result of a thorough negotiation process that was undertaken between the Special Committee, together with the assistance of its advisors, on the one hand, and Thomvest and its advisors, on the other hand. The Special Committee had the authority not to recommend the Arrangement or any other transaction to the Board and to identify, evaluate, negotiate and make recommendations to the Board regarding any alternative transaction. The Special Committee held over ten formal meetings to consider and review the terms of the Arrangement and its members were appropriately compensated for their services and their compensation was in no way contingent on their approving the Arrangement Agreement or taking the other actions described herein. The Special Committee was comprised solely of independent or disinterested directors who are unrelated to Thomvest and are “independent directors” for purposes of MI 61-101, and advised by experienced and qualified independent legal and financial advisors. The advice received by the Special Committee included detailed financial advice and analysis from BMO Capital Markets, a highly qualified independent financial advisor and valuator, including with respect to the current state of the capital markets from a current macroeconomic point of view, and within the biotechnology sector, as well as the receipt of the Formal Valuation and Opinion from BMO Capital Markets prepared in accordance with MI 61-101.”

The first paragraph under the subheading “Terms of the Arrangement Agreement” on page 31 of the Circular is hereby deleted in its entirety and replaced with the following:

“The terms and conditions of the Arrangement Agreement, which were extensively negotiated by the Special Committee, together with the assistance of its legal counsel and financial advisor, on the one hand, and Thomvest and its legal counsel and financial advisor, on the other hand, including the reasonableness of the representations, warranties and covenants of the Parties, the reasonableness of the restrictions on the conduct of the Company’s business until the completion of the Arrangement, the conditions to the respective obligations of the Parties and the amount of the Termination Fee payable by the Company in certain circumstances, are fair to the Company.”

Determinations and Recommendation of the Special Committee and the Board

The Circular is hereby amended in its entirety to reflect that the Special Committee and the Board of Directors unanimously determined that the Arrangement is fair to the Unaffiliated Securityholders. The usage of the term “Minority Shareholders” throughout should only apply in the context of the requirements of MI 61-101 and the Arrangement Agreement.

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In particular, the first paragraph under the subheading “Recommendation of the Special Committee” on pages 18 and 33 of the Circular is hereby deleted in its entirety and replaced with the following:

“After, among other things, receiving outside legal and financial advice in evaluating the Arrangement and careful consideration of the various matters discussed under the heading “Special Factors—Reasons for the Recommendation of the Special Committee and the Board”, the Special Committee finalized its report and recommendation to the Board of the Company, and unanimously determined (i) that the Arrangement is fair to the Unaffiliated Securityholders and (ii) that the Arrangement and the entering into of the Arrangement Agreement is in the best interests of the Company, and unanimously recommended that the Board approve the Arrangement and recommends that the Minority Shareholders vote IN FAVOUR of the Arrangement Resolution.”

The first paragraph under the subheading “Recommendation of the Board” on pages 18 and 33 of the Circular is hereby deleted in its entirety and replaced with the following:

“The Board of Directors (other than the Recusing Directors), on the unanimous recommendation of the Special Committee in favour of the Arrangement and after, among other things, receiving outside legal and financial advice in evaluating the Arrangement and careful consideration of the various matters discussed under the heading “Special Factors—The Arrangement—Reasons for the Recommendation of the Special Committee and the Board”, unanimously determined (i) that the Arrangement is fair to Unaffiliated Securityholders and (ii) that the Arrangement and the entering into of the Arrangement Agreement is in the best interests of the Company, and recommends that the Minority Shareholders vote IN FAVOUR of the Arrangement Resolution.”

The second paragraph under the heading “Recommendation of the Board” on page 33 of the Circular is hereby deleted in its entirety and replaced with the following:

“In adopting the Special Committee’s recommendations and concluding that the Arrangement is in the best interests of the Company and fair to the Minority Shareholders, the Board considered and relied upon the same factors and considerations that the Special Committee relied upon, as described above, and adopted as its own the Special Committee’s analysis and conclusions in their entirety, including the Formal Valuation and Opinion, dated July 11, 2023.”

Formal Valuation and Opinion of the Special Committee’s Independent Financial Advisor and Valuator

The second paragraph under the subheading “Other Materials” on page 41 of the Circular is hereby deleted in its entirety and replaced with the following:

“The July 11, 2023 Presentation was provided by BMO Capital Markets to the Special Committee in connection with the delivery of the Formal Valuation and Opinion to the Special Committee on July 11, 2023 and contained the same financial information as described above under the heading “—Formal Valuation of the Shares” and in the Formal Valuation and Opinion attached as Appendix E to this Circular, which is incorporated by reference herein.

In addition to the July 11, 2023 Presentation, BMO Capital Markets provided the Special Committee with the following preliminary discussion materials:

•

The June 20, 2023 Preliminary Discussion Materials, which reflected, on a preliminary basis, the same types of financial analyses as contained in the July 11, 2023 Presentation and which indicated, among other things, an approximate implied en bloc equity value of $6.15 to $9.05 per Share based on

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a preliminary selected precedent transactions analysis utilizing premia paid, $6.05 to $18.51 per Share based on a preliminary selected precedent transactions analysis utilizing transaction values and $5.30 to $20.41 per Share based on a preliminary sum-of-the-parts analysis. The June 20, 2023 Preliminary Discussion Materials also included an overview of the Company’s shareholder base.

•

The June 21, 2023 Preliminary DCF Sensitivity, which contained certain sensitivities (ranging from (2%) to 2%) to the probability of success estimates of the Company’s management for the Company’s GPR84 antagonist program as reflected in the Financial Forecast on which the preliminary sum-of-the-parts analysis in the June 20, 2023 Preliminary Discussion Materials was based, and which indicated an approximate implied enterprise value for the Company’s GPR84 antagonist program of ($18.5) million to $71.2 million (with a corresponding approximate implied enterprise value for such program of ($0.4) million to $42.1 million utilizing the probability of success estimates of the Company’s management as reflected in the Financial Forecast).

•

The June 9, 2023 Special Committee Update, which contained an update regarding the Company’s market outreach indicating, among other things, that 32 parties were contacted, of which two parties acknowledged such outreach and requested additional time to complete an initial assessment of the opportunity and the remaining parties implicitly or explicitly declined to pursue the opportunity. The June 9, 2023 Special Committee Update also included an overview of the stated reasons expressed by certain of the contacted parties for declining to further evaluate the opportunity, in addition to a high-level qualitative summary overview of the general basis for certain aspects of the Company management’s forecasts for the Company.”

Interests of Certain Persons in the Arrangement

The Circular is amended and supplemented by adding, after the seventh full paragraph on page 46 of the Circular under the heading “Change of Control Benefits” the following table:

Name	Change of Control Benefits(1)
Bruce Pritchard	$2,263,092
Patrick Sartore	$1,486,329
Marie Iskra	$1,091,755
Nicole Rusaw	$649,333

Note:

(1)

The change of control benefits represents the amounts that the officers would be entitled to receive in the event of a termination following a change of control, including their base salary, the value of benefits coverage, any acceleration of bonus payments (calculations based on 100% of bonus payments) and the value of accelerated stock options.

Special Factors

The Circular is amended and supplemented by adding, after the section entitled “Special Factors – Interests of Certain Persons in the Arrangement” on page 47 of the Circular, the following as a new section:

Certain Prospective Financial Information

The Company does not, as a matter of course, make public disclosure of detailed forecasts or projections of its expected financial performance for extended periods due to, among other things, the inherent difficulty of predicting future periods. However, in connection with the proposed transaction, the Company’s management prepared and approved for use certain unaudited prospective financial information (as described and defined in more detail below,

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the “Projections”) which was provided to and considered by the Special Committee, and which was provided to BMO Capital Markets for its use and reliance in connection with its financial analyses and opinion described in the section entitled “–Formal Valuation and Opinion of the Special Committee’s Independent Financial Advisor and Valuator.”

The Projections reflect estimates and assumptions made by Company’s management with respect to general business, economic, competitive, regulatory and other market and financial conditions and other future events, all of which are difficult to predict and many of which are beyond the Company’s control. In particular, the Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain. Because the Projections cover multiple years, by their nature, they become less predictive with each successive year and are unlikely to anticipate each and every circumstance that could have an effect on the Company’s business and its results of operations. The Projections were developed solely using the information available to the Company’s management at the time they were created and reflect assumptions as to certain business decisions that are subject to change. The Projections include estimates of the Company’s financial performance on a risk-adjusted basis. In addition, the ability to achieve the Projections may depend on, in part, whether or not the strategic goals, objectives and targets are reached over the applicable period. The assumptions upon which the Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions, and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which the Company operates, the probability of technical and regulatory success and the risks and uncertainties described in the sections entitled “Cautionary Statements,” and “Forward-Looking Information,” all of which are difficult to predict and many of which are beyond the Company’s control. Modeling and forecasting the future in the biopharmaceutical industry, in particular, is a highly speculative endeavor.

None of the Company, the Purchaser Filing Parties or any of their respective affiliates, advisors or other representatives makes any representation to any shareholder regarding the validity, reasonableness, accuracy or completeness of the Projections or the ultimate performance of the Company relative to the Projections. The inclusion of the Projections in this Circular does not constitute an admission or representation of the Company that the Projections or the information contained therein is material. Except as required by applicable law, neither the Company nor any of its affiliates intends to, and each of them disclaims any obligation to, update, correct or otherwise revise the Projections if any or all of them have changed or change or otherwise have become, are or become inappropriate (even in the short term). These considerations should be taken into account if evaluating the Projections, which were prepared as of an earlier date.

The Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company in its public filings filed on SEDAR+ and with the SEC. The Projections were developed by the Company’s management on a standalone basis without giving effect to the proposed transaction and the other transactions contemplated by the Arrangement Agreement, and therefore the Projections do not give effect to the proposed transaction or any changes to the Company’s operations or strategy that may be implemented after the consummation of the proposed transaction, including any costs incurred in connection with the proposed transaction. Furthermore, the Projections do not take into account the effect of any failure of the proposed transaction to be completed and should not be viewed as accurate or continuing in that context.

The Projections further reflect subjective judgment in many respects and, therefore, are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The inclusion of the Projections should not be regarded as an indication that the Company or anyone who received the Projections then considered, or now considers, the Projections to be necessarily predictive of actual future events, and this information should not be relied upon as such. The Company’s management views the Projections as being subject to inherent risks and uncertainties associated with such long-range projections.

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The Projections were not prepared with a view towards public disclosure, soliciting proxies or complying with the published guidelines of the SEC or Canadian securities regulators regarding projections and forecasts or accounting rules, standards and procedures for preparation and presentation of projections and forecasts. Neither the Company’s independent registered public accounting firm, nor any other independent registered public accounting firm has examined, compiled or performed any procedures with respect to the Projections, and accordingly, neither the Company’s independent registered public accounting firm, nor any other independent registered public accounting firm expresses an opinion or any other form of assurance with respect to the Projections.

The information and table set forth below are included solely to give the Company’s shareholders access to certain of the financial projections that were made available to the Special Committee and BMO Capital Markets and are not included in this Circular in order to influence any shareholder’s decision to vote with respect to the Arrangement Resolution or for any other purpose. The following table summarizes the Projections (US dollars in millions, unless otherwise stated):

	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
REVENUE	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$12.4	$49.8	$118.8	$182.1	$247.0
COST OF GOODS SOLD	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	($0.9)	($3.5)	($8.3)	($12.7)	($17.3)
GROSS PROFIT	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$11.6	$46.3	$110.5	$169.4	$229.7
RESEARCH & DEVELOPMENT	(2.5)	(7.2)	(16.8)	(13.0)	(17.9)	(17.9)	(19.4)	(1.8)	(1.9)	(3.0)	(3.1)	(3.6)
SALES & MARKETING	0.0	0.0	0.0	0.0	0.0	0.0	0.0	(22.7)	(49.8)	(70.5)	(81.1)	(92.2)
GENERAL & ADMINISTRATIVE	(17.3)	(17.8)	(18.3)	(18.9)	(19.4)	(20.0)	(20.6)	(21.2)	(21.9)	(22.5)	(23.2)	(23.9)
OPERATING INCOME	($9.9)	($25.0)	($35.1)	($31.9)	($37.3)	($37.9)	($40.0)	($34.2)	($27.2)	$14.5	$62.0	$110.0
TAXES	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
NET OPERATING PROFIT AFTER TAX	($9.9)	($25.0)	($35.1)	($31.9)	($37.3)	($37.9)	($40.0)	($34.2)	($27.2)	$14.5	$62.0	$110.0
GAAP DEPRECIATION & AMORTIZATION	0.4	0.7	0.8	0.8	0.8	0.8	0.9	0.9	0.9	0.9	1.0	1.0
CAPITAL EXPENDITURES	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.6)	(0.6)
INCREASE (DECREASE) IN NET WORKING CAPITAL	0.0	0.0	0.0	0.0	0.0	0.0	0.0	(2.5)	(7.5)	(13.8)	(12.7)	(13.0)
ONE TIME RECEIPTS (PAYMENTS)	1.3	(2.2)	3.0	0.3	(0.7)	1.2	1.2	1.2	1.2	1.2	1.2	1.2
UNLEVERED FREE CASH FLOW	($9)	($27)	($32)	($31)	($38)	($36)	($38)	($35)	($33)	$2	$51	$99

	2035E	2036E	2037E	2038E	2039E	2040E	2041E	2042E	2043E	2044E	2045E
REVENUE	$287.4	$331.8	$365.4	$396.7	$424.5	$452.8	$489.8	$516.8	$267.7	$139.0	$71.1
COST OF GOODS SOLD	($20.1)	($23.2)	($25.6)	($27.8)	($29.7)	($31.7)	($34.3)	($36.2)	($18.7)	($9.7)	($5.0)
GROSS PROFIT	$267.3	$308.5	$339.8	$369.0	$394.8	$421.1	$455.5	$480.6	$249.0	$129.2	$66.1
RESEARCH & DEVELOPMENT	(1.1)	(1.1)	(1.1)	(1.2)	(1.2)	(1.2)	(1.3)	(1.3)	(1.3)	(1.4)	(1.4)
SALES & MARKETING	(99.8)	(111.6)	(117.6)	(121.6)	(128.5)	(132.7)	(139.2)	(143.7)	(56.2)	(23.6)	(10.7)
GENERAL & ADMINISTRATIVE	(24.6)	(25.4)	(26.1)	(26.9)	(27.7)	(28.5)	(29.4)	(30.3)	(31.2)	(32.1)	(33.1)
OPERATING INCOME	$141.8	$170.5	$195.0	$219.4	$237.3	$258.7	$285.7	$305.3	$160.2	$72.1	$20.9
TAXES	(3.5)	(20.5)	(23.4)	(26.3)	(28.5)	(31.0)	(34.3)	(36.6)	(19.2)	(8.7)	(2.5)
NET OPERATING PROFIT AFTER TAX	$138.3	$150.0	$171.6	$193.0	$208.9	$227.6	$251.4	$268.7	$141.0	$63.4	$18.4
GAAP DEPRECIATION & AMORTIZATION	1.0	1.1	1.1	1.1	1.2	1.2	1.2	1.3	1.3	1.3	1.4
CAPITAL EXPENDITURES	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)
INCREASE (DECREASE) IN NET WORKING CAPITAL	(8.1)	(8.9)	(6.7)	(6.3)	(5.6)	(5.7)	(7.4)	(5.4)	49.8	25.8	20.7
ONE TIME RECEIPTS (PAYMENTS)	1.2	1.2	1.2	1.2	1.2	1.2	1.2	1.2	1.2	1.2	1.2
UNLEVERED FREE CASH FLOW	$132	$143	$167	$189	$205	$224	$246	$265	$193	$91	$41

Benefit of the Arrangement for the Company’s Minority Shareholders (including Unaffiliated Securityholders)

The paragraph under the heading “Benefit of the Arrangement for the Company’s Minority Shareholders” on page 59 of the Circular is hereby deleted in its entirety and replaced with the following:

A primary benefit of the Arrangement to the Company’s Minority Shareholders (including Unaffiliated Securityholders) will be the right of such Shareholders to receive the consideration of US$8.50 in cash per Share, as described above, representing a 135% premium to the closing price on the Nasdaq of the Shares on April 4, 2023 (the last full trading day prior to the public announcement of SALP’s Proposal to acquire the Minority Shares), a 44% premium to the closing price on the Nasdaq of the Shares on July 11, 2023 (the last full trading day prior to the execution of the Arrangement Agreement), and is US$1.00 per Share more than SALP’s initial offer. Additionally, such Shareholders will avoid the risk of any possible decrease in the future growth or value of the Company, the risks related to the Company’s business including the risks associated with the research and development activities of the Company and funding of same, and the need to provide significant additional equity funding and suffer being diluted.

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P a g e | 9	Supplement dated September 12, 2023 to the Management Information Circular dated August 16, 2023

Detriments of the Arrangement for the Company’s Minority Shareholders (including Unaffiliated Securityholders)

The paragraph under the heading “Detriments of the Arrangement for the Company’s Minority Shareholders” on page 60 of the Circular is hereby deleted in its entirety and replaced with the following:

The primary detriments of the Arrangement to the Company’s Minority Shareholders (including Unaffiliated Securityholders) include that such Shareholders will no longer participate in the Company’s potential growth or value, if any. Additionally, the receipt of cash in exchange for the Shares pursuant to the Arrangement will generally be a taxable sale transaction for Shareholders, as described in more detail under “Set forth below is certain selected historical financial data relating to the Company, which has been derived from the Company’s audited consolidated annual financial statements of the Company as at and for the financial years ended December 31, 2022 and 2021, together with the notes thereto and the auditor’s report thereon, which was filed on SEDAR+ on March 15, 2023 and with the SEC as pages F-1 through F-56 of the Company’s Annual Report on Form 20-F on March 15, 2023; and the unaudited interim condensed consolidated financial statements of the Company for the three and six months ended June 30, 2023, together with the notes thereon, which was filed on SEDAR+ on August 8, 2023 and furnished to the SEC as Exhibit 99.3 to the Company’s Report on Form 6-K on August 8, 2023.

Glossary of Terms

The following definitions under the heading “Glossary of Terms” of the Circular are hereby deleted in their entirety and replaced with the following:

“Unaffiliated Securityholders” has the meaning set forth in Rule 13e-3 of the U.S. Exchange Act.

“U.S. Securities Laws” means the U.S. Exchange Act, the U.S. Securities Act, the Sarbanes-Oxley Act, and all other federal and state legislation of the United States and all rules, regulations and orders promulgated thereunder, as well as the rules, regulations policies and orders of the Nasdaq and the SEC; provided, that “U.S. Securities Laws” shall not include reference to the Private Securities Litigation Reform Act of 1995.

No Other Amendments to Circular

Other than as set out in this Supplement, the Circular remains in full force and effect, unamended.

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P a g e | 10	Supplement dated September 12, 2023 to the Management Information Circular dated August 16, 2023

Schedule A

Appendix G

Directors and Executive Officers of the Purchaser Filing Parties

Name/ Citizenship/ Business Address/ Business Telephone	Company	Address	Position Held	From	To
Peter J. Thomson / Canada / 65 Queen Street West, Suite 2400 Toronto, Ontario M5H 2M8 / 1-416-364-8700	1. Thomvest Asset Management Ltd. and related entities	1. 65 Queen Street West, Suite 2400 Toronto, Ontario M5H 2M8	1. Director, Chief Executive Officer and Chair	1. June 1992	1. Present

Eugene Siklos / Canada and Ireland / 65 Queen Street West, Suite 2400 Toronto, Ontario M5H 2M8 / 1-416-364-8700	1. Thomvest Asset Management Ltd. and related entities 2. Export Development Canada (Banking/Financial Services)	1. 65 Queen Street West, Suite 2400 Toronto, Ontario M5H 2M8 2. 150 Slater Street, Ottawa, ON K1A 1K3	1. President (and for Thomvest Asset Management Ltd., Director) 2. Vice President, Head of Investments	1. August 2020 2. May 2009	1. Present 2. August 2020

Yvonne Verheij / Canada / 65 Queen Street West, Suite 2400 Toronto, Ontario M5H 2M8 / 1-416-364-8700	1. Thomvest Asset Management Ltd. and related entities	1. 65 Queen Street West, Suite 2400 Toronto, Ontario M5H 2M8	1. Vice President, Accounting and Finance	1. May 1998	1. Present

Stephanie Robinson / Canada / 65 Queen Street West, Suite 2400 Toronto, Ontario M5H 2M8 / 1-416-364-8700	1. Thomvest Asset Management Ltd. and related entities 2. Bank of Montreal (Banking/Financial Services)	1. 65 Queen Street West, Suite 2400 Toronto, Ontario M5H 2M8 2. 100 King St West, Toronto, ON M5X 1A3	1. General Counsel 2. Associate General Counsel	1. July 2021 2. February 2015	1. Present 2. July 2021

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Schedule B

Appendix H

Directors and Executive Officers

Name/ Citizenship/ Business Address/ Business Telephone	Company	Address	Position Held	From	To
Bruce Pritchard / United Kingdom / Ground Floor, Unit 1, Iconix Park, London Road, Sawston, Cambridge CB22 3EG	1. Company 2. Company 3. Company	231 Dundas Street East, Belleville, Ontario, Canada, K8N 0K1	1. Chief Executive Officer 2. Chief Operating Officer 3. Interim CFO	1. November 2020 2. August 2014 3. August 2017	1. Present 2. November 2020 3. September 2019

Patrick Sartore / Canada / 440 Armand-Frappier Blvd., Suite 300, Laval, Québec, Canada H7V 4B4	1. Company 2. Company 3. Company	231 Dundas Street East, Belleville, Ontario, Canada, K8N 0K1	1. President 2. Chief Operating Officer 3. Chief Legal Officer and Corporate Secretary	1. November 2020 2. May 2019 3. May 2015	1. Present 2. November 2020 3. September 2019

Nicole Rusaw / Canada / 231 Dundas Street East, Belleville, Ontario, Canada, K8N 0K1	1. Company 2. Ionic Brands Corp. 3. Copland Road Capital Corp (f/k/a Nabis Holdings Inc.) 4. Nuvo Pharmaceuticals Inc.

1. 231 Dundas Street East, Belleville, Ontario, Canada, K8N

0K1

2. 1142 Broadway, Suite 300, Tacoma, Washington 98402

3. 217 Queen Street West #401 Toronto ON M5V 0R2

4. 6733 Mississauga

Road, Suite 800

Mississauga, Ontario

Canada, L5N 6J5

			1. Chief Financial Officer 2. Chief Financial Officer 3. Chief Financial Officer 4. Interim VP Operations and Administration	1. November 2022 2. June 2021 3. October 2019 4. October 2018	1. Present 2. December 2021 3. January 2021 4. June 2019

Marie Iskra / Canada / 440 Armand-Frappier Blvd., Suite 300, Laval, Québec, Canada H7V 4B4	1. Company 2. Company	231 Dundas Street East, Belleville, Ontario, Canada, K8N 0K1	1. General Counsel and Secretary 2. Associate General Counsel	1. August 2019 2. July 2018	1. Present 2. August 2019

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Simon Best / United Kingdom / 231 Dundas Street East, Belleville, Ontario, Canada, K8N 0K1	1. Company 2. Company	231 Dundas Street East, Belleville, Ontario, Canada, K8N 0K1	1. Lead Independent Director 2. Interim President and Chief Executive Officer	1. May 2014 2. December 2018	1. Present 2. April 2019

Gary J. Bridger / United States / 231 Dundas Street East, Belleville, Ontario, Canada, K8N 0K1	1. Company 2. Expansion Therapeutics 3. X4 Pharmaceuticals, Inc. 4. Aquinox Pharmaceuticals, Inc.

1. 231 Dundas Street East, Belleville, Ontario, Canada, K8N

0K1

2. 555 Heritage Drive, Suite 150, Jupiter, Florida 33458

3. 955 Massachusetts Avenue, 4th Floor, Cambridge, MA

02139

4. 188 East Blaine Street, Suite 450, Seattle, Washington

98102

			1. Director 2. Director 3. Director 4. Director	1. May 2019 2. January 2022 3. October 2018 4. October 2013	1. Present 2. Present 3. Present 4. August 2019

Neil A. Klompas / Canada / 231 Dundas Street East, Belleville, Ontario, Canada, K8N 0K1	1. Company 2. Zymeworks Inc. 3. Zymeworks Inc.	1. 231 Dundas Street East, Belleville, Ontario, Canada, K8N 0K1 2. 108 Patriot Drive, Suite A, Middletown, Delaware 19709 3. 108 Patriot Drive, Suite A, Middletown, Delaware 19709	1. Director 2. President and Chief Operating Officer 3. Chief Financial Officer	1. May 2019 2. January 2022 3. March 2007	1. Present 2. June 2023 3. January 2022

Alek Krstajic / Canada / 65 Queen Street West, Suite 2400 Toronto, Ontario M5H 2M8	1. Company	1. 231 Dundas Street East, Belleville, Ontario, Canada, K8N 0K1	1. Director	1. September 2020	1. Present

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Eugene Siklos / Canada and Ireland / 65 Queen Street West, Suite 2400 Toronto, Ontario M5H 2M8	1. Company 2. Thomvest Asset Management and related entities 3. Export Development Canada	1. 231 Dundas Street East, Belleville, Ontario, Canada, K8N 0K1 2. 65 Queen Street West, Suite 2400 Toronto, Ontario M5H 2M8 3. 150 Slater Street, Ottawa, ON K1A 1K3	1. Director 2. President (and for Thomvest Asset Management Ltd., Director) 3. Vice President, Head of Investments	1. September 2020 2. August 2020 3. May 2009	1. Present 2. Present 3. August 2020

Timothy Steven Wach / Canada / 231 Dundas Street East, Belleville, Ontario, Canada, K8N 0K1	1. Company 2. Taxand.	1. 231 Dundas Street East, Belleville, Ontario, Canada, K8N 0K1 2. Aerogolf Center, 1B Hieinhaff, L-1736 Senningerberg, Luxembourg	1. Director 2. Managing Director	1. May 2019 2. January 2015	1. Present 2. February 2020

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